LAW OFFICES

                            SHOOK, HARDY & BACON P.C.

                              ONE KANSAS CITY PLACE
                                1200 MAIN STREET
                        KANSAS CITY, MISSOURI 64105-2118
                                  (816)474-6550


                                  April 8, 1993



First Investors Multi-State Insured
  Tax Free Fund
95 Wall Street
New York, New York 10005

         RE:  FIRST INVESTORS MULTI-STATE INSURED TAX FREE FUND-
              MISSOURI SERIES

Gentlemen:

         We have acted as Missouri tax counsel for the First Investors Multi-State Insured Tax Free Fund (the "Fund"), which was organized as a Massachusetts business trust on October 30, 1985. The Fund offers several state series, one of which will be the First Investors Missouri Insured Tax Free Series (the "Missouri Series").

         We understand that the Missouri Series will invest at least 80% of its assets in a portfolio of debt obligations issued by the State of Missouri, its municipal governments or public authorities ("Missouri Obligations"), or by territories or possessions of the United States, the interest on which is exempt from federal income taxation and from income taxation by the State of Missouri and its municipal governments and public authorities. Although the objective of the Missouri Series is to provide income that is exempt from federal, state and local income taxation for residents of Missouri, the fund may invest up to 20% of the assets of the Missouri Series in debt obligations the interest on which is subject to taxation by the United States and/or the State of Missouri, its municipal governments and public authorities.

         You have advised us that the Missouri Series intends to qualify as a "regulated investment company," as such term is defined in Section 851 of the Internal Revenue code of 1986, as amended (the "Code"). We specifically refrain from expressing any opinion as to whether the Missouri Series will qualify as a regulated investment company under Part I of Subchapter M of the Code, and we have not been furnished with any Internal Revenue

Service ruling letter or opinion of counsel as to the status of the Missouri Series as a regulated investment company.

         In rendering this opinion, we have assumed the following:

                  (1) That the Missouri Series will qualify as a "regulated investment company," as such term is defined in Section 851 of the Code;

                  (2) That dividends paid by the Missouri Series and designated as "exempt-interest dividends" as required by Section 852(b)(5) of the Code will qualify as interest excludable from a shareholder's gross income for federal income tax purposes under Section 103 of the Code;

                  (3) That  dividend   distributions  by  the  Missouri  Series
attributable to net short-term capital gain realized by the Missouri Series will be taxed at the rates that apply to ordinary income for federal income tax purposes;

                  (4) That dividend distributions by the Missouri Series attributable to "net capital gain" (as such term is used in Section 852(b) of the Code) realized by the Missouri Series will be taxable to the recipient shareholder as long-term capital gain for federal income tax purposes;

                  (5) That dividends paid by the Missouri Series and attributable to interest earned on obligations of the United States will be includible in a shareholder's adjusted gross income for federal income tax purposes;

                  (6) That the Missouri Series will notify its shareholders within 60 days after the close of its taxable year as to the amount of dividends exempted from taxation by the State of Missouri;

                  Our analysis of Missouri law, as it relates to shareholders of the Missouri Series, is set forth below:


I.       Application of Missouri State Income Tax

                  Under Mo. Rev. Stat. ss. 143.121, the Missouri adjusted gross income of an individual is the individual's federal adjusted gross income, subject to certain modifications. Similarly, under Mo. Rev. Stat. ss.ss. 143.341 and 143.351, the Missouri taxable income of an estate or trust is the estate or trust's federal taxable income, subject to certain modifications. Finally, under Mo. Rev. Stat. ss. 143.431, the Missouri taxable income of a corporation is so much of its federal taxable income (subject to certain modifications) as is derived from sources within Missouri. Under these provisions, exempt-interest

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dividends paid by the Missouri Series and excludable  from the federal  adjusted gross income of a shareholder under Sections 852(b)(5) and 103 of the Code are exempt from income taxation by the State of Missouri absent a specific modification provision to the contrary.

         A. Dividends attributable to interest on Missouri Obligations. Exempt-interest dividends paid by the Missouri Series and attributable to interest earned by the Missouri Series on Missouri Obligations are not an addition to the shareholder's federal adjusted gross income and are, therefore, exempt from Missouri income taxation. Specifically, regulations promulgated by the Missouri Department of Revenue (the "Regulations") state that a regulated investment company may designate federal exempt-interest dividends attributable to interest earned on obligations of the State of Missouri and its political subdivisions as dividends that need not be included in the shareholder's Missouri taxable income. Mo. Code Regs. Title 12, ss. 10-2.155(4).

         B. Dividends attributable to interests on obligations of other states. To compute Missouri income for individuals, trusts and corporations, interest on obligations of other states (or their political subdivisions) excluded from federal adjusted gross income under Section 103 of the Code is added to federal adjusted gross income. Mo Rev. Stat. ss. 143.121.2(a); Mo. Rev Stat. ss. 143.341.3; Mo. Rev. Stat. ss. 143.351.2; Mo. Rev. Stat. ss. 143.431.2.
Consistent with the foregoing, the Regulations provide that exempt-interest dividends attributable to interest on obligations of states other than Missouri (or the political subdivisions of such states) are includible in the shareholder's Missouri taxable income. Mo. Code Regs. Title 12, ss. 10-2.155(4).

         C. Dividends attributable to interest on obligations of territories or possessions of the United States. Interest on obligations of territories or possessions of the United States excluded from federal adjusted gross income under Section 103 of the Code is added to federal adjusted gross income to compute Missouri income, unless exempted from Missouri income taxation by federal law. Mo. Rev. Stat. ss. 143.121.2(b). Under this authority, the Regulations provide that a regulated investment company may designate federal exempt-interest dividends attributable to interest earned on obligations of territories and possessions of the United States as dividends which need not be included in the shareholder's Missouri taxable income, provided the interest on such obligations is exempted from Missouri taxation by federal law. Mo. Code Regs. Title 12, ss. 10-2.155(4). All bonds issued by Puerto Rico (or by its authority), the Virgin Islands (or any municipality thereof), or Guam (or by its authority) are exempt from state taxation. 48 U.S.C. ss.ss. 745, 1403 and 1423a. Accordingly, exempt-interest dividends attributable to interest earned on obligations issued by Puerto Rico (or by its authority), the Virgin Islands (or any municipality thereof), or Guam (or by its authority) are exempt from taxation by the State of Missouri because such dividends are not required to be added back to the shareholder's federal adjusted gross income pursuant to Mo. Rev. Stat. ss. 143.121.2(b).

         D. Dividends attributable to interest on obligations of the United States. A taxpayer subject to the Missouri income tax is entitled to subtract from federal adjusted gross income interest on obligations of the United States. Mo. Rev. Stat. ss. 143.121.3(a). The Regulations provide that this reduction of federal adjusted gross income applies also to any dividend paid by a regulated investment company that is attributable to interest earned on obligations of the United States and is designated by the regulated investment company as a state income tax exempt-interest dividend in a written notice mailed to its shareholders not later than 60 days after the close of its taxable year (a "U.S. Dividend"). Mo. Code Regs. Title 12, ss. 10-2.155(2). This written notice must state the amount of interest paid or expense incurred by the regulated investment company in the production of the U.S. Dividends. Id.

                  The Regulations also state that the amount of the reduction of federal adjusted gross income for each shareholder is equal to the amount of the shareholder's U.S. Dividends reduced by (1) interest paid or expense incurred to produce such dividends, to the extent the interest paid or expense incurred exceeds $500 and (2) the federal corporate dividend received deduction, if any, attributable to such dividends. Mo. Code Regs. Title 12, ss. 10-2.155(2). the Missouri Department of Revenue has indicated, however, that the provisions relating to interest and other expenses do not apply if the aggregate amount designated as a U.S. Dividend by the regulated investment company does not exceed the amount of interest received by the regulated investment company on obligations of the United States less the amount of interest and other expenses incurred by the regulated investment company to produce such interest.




                  In order to qualify for the reduction of federal adjusted gross income discussed above, a shareholder is required to attach to his/her Missouri income tax return a copy of a year-end statement received from the regulated investment company either (a) identifying (by issuer) all obligations of the United States held by the regulated investment company or (b) indicating the percentage of dividends paid by the regulated investment company that are attributable to interest on obligations of the United States. Mo. Code Regs. Title 12, ss. 10-2.155(3).

         E. Dividends attributable to gain from the sale of obligations. In computing a shareholder's Missouri taxable income, Missouri law does not provide an exclusion for dividend distributions from a regulated investment company that are attributable to gain realized by such company on the sale or exchange of exempt obligations. Thus, such distributions will be included in a shareholder's federal adjusted gross income and subject to tax for Missouri income tax purposes.

         F. Gain from the sale of shares of the Missouri Series. Similarly, gain realized by a shareholder from the sale or other disposition of his shares of the Missouri Series will be included in a shareholder's federal adjusted gross income and thus subject to tax for Missouri income tax purposes.

II.      Application of City Earnings and Profits Tax

                  Missouri law authorizes the cities of St. Louis, Kansas City and St. Joseph to impose an earnings and profits tax (the "City Tax") on individuals and on certain corporations, associations, businesses and other activities. Mo. Rev. Stat. ss. 92.110; Mo. Rev. Stat. ss. 92.210. The enabling statutes provide that interest on Missouri Obligations, or on obligations of the United States or its possessions, is exempt from the City Tax. Mo. Rev. Stat. ss. 92.130.2(5); Mo. Rev. Stat. ss. 92.220.2(5). The taxing authorities in the cities of St. Louis and Kansas City take the position that the portion of each dividend paid by a regulated investment company, or on obligations of the United States or its possessions, is exempt from the City Tax. St. Joseph has not yet implemented a City Tax.

         A. Certain individual taxpayers. With respect to individuals who are not engaged in a trade or business, the City Tax applies only to salaries, wages, commissions and other compensation. Mo. Rev. Stat. ss. 92.110; Mo. Rev. Stat. ss. 92.210. Thus, all dividends received by such individual shareholders of the Missouri Series should not be subject to the City Tax.

         B. Business taxpayers. With respect to taxpayers other than the individuals described above ("Business Taxpayers"), the City Tax of Kansas City (the "Kansas City Tax") applies only to income arising from activities in the regular course of the taxpayer's trade or business. Mo. Rev. Stat. ss. 92.210. Thus, if a Business Taxpayer holds shares of the Missouri Series for investment purposes and not as part of its ordinary trade or business, the dividends received by such Business Taxpayer from the Missouri Series should not be subject to the Kansas City Tax. However, if a Business Taxpayer holds shares of the Missouri Series as part of its ordinary trade or business, dividends received by such taxpayer should be subject to the Kansas City Tax to the extent such dividends are not attributable to interest earned on Missouri Obligations, or on obligations of the United States or its possessions.

                  In general, the City Tax of St. Louis (the "St. Louis Tax") applies to Business Taxpayers in the same manner as the Kansas City Tax. Mo. Rev. Stat. ss. 92.110. However, in the case of a partnership or corporation having its business domicile in

St. Louis, the taxing authorities in St. Louis take the position that all income recognized by such partnership or corporation arises in the regular course of the taxpayer's trade or business.

                  Based upon and subject to the foregoing, we are of the opinion that, under existing law:

                  1. If a dividend paid by the Missouri Series qualifies as an exempt-interest dividend under Section 852(b)(5) of the Code, the portion of such exempt-interest dividend that is attributable to interest received by the Missouri Series on Missouri Obligations, or on obligations of territories or possessions of the United States (to the extent federal law exempts interest on such obligations from state taxation), will not be subject to the Missouri income tax when received by a shareholder of the Missouri Series, provided the Missouri Series properly designates such portion as an exempt dividend (a "Missouri Dividend" ) under Missouri law.

2. Dividends paid by the Missouri Series that are attributable to interest received by the Missouri Series on obligations of the United States will not be subject to the Missouri income tax when received by a shareholder of the Missouri Series, provided (i) the Missouri Series sends a written notice to the shareholder within 60 days after the close of its taxable year which specifically designates as "state income tax exempt-interest dividends" those dividends attributable to interest earnd on obligations of the United States;
(ii) the notice referred to in clause (i) specifies the amount of interest paid or expense incurred by the Missouri Series in the production of such "state income tax exempt-interest dividends" and indicates the percentage of dividends paid by the Missouri Series that are attributable to interest earned on obligations of the United States; (iii) the amount of dividends designated as "state income tax exempt-interest dividends" by the Missouri Series does not exceed the amount of interest received by the Missouri Series on obligations of the United States less the amount of interest and other expense incurred by the Missouri Series to produce such interest; and (iv) the shareholder attaches to his/her Missouri income tax return a summary document indicating the percentage of dividends paid by the Missouri Series that are attributable to interest earned on obligations of the United States.

                  3. Except as provided in Paragraphs 1 and 2 above, the State of Missouri has no special exemption provisions, for (i) dividends received by shareholders of a regulated investment company or (ii) capital gains realized by shareholders of a regulated investment company upon the sale or exchange of shares of such company. Thus, in the case of shareholders who are subject to the Missouri income tax and who, under applicable law, are required to include capital gain, dividend and interest income in their Missouri taxable income, all dividends (except Missouri Dividends and dividends properly designated as "state income tax exempt-interest dividends" under Missouri law) paid by the Missouri Series to such shareholders, and all gains realized by such shareholders on the redemption or sale of shares of the Missouri Series, will be subject to the Missouri income tax.

                  4. Except as set forth in paragraph (a) below, dividends received by (i) an individual shareholder of the Missouri Series who is not engaged in a trade or business, or (ii) a Business Taxpayer who holds shares of the Missouri Series for investment purposes and not as part of its ordinary trade or business, will not be subject to the City Tax. With respect to dividends received by a Business Taxpayer who holds shares as part of its ordinary trade or business, each dividend (or portion thereof) paid by the Missouri Series that is attributable to interest earned on Missouri Obligations, or on obligations of the United States or its possessions, will not be subject to the City Tax; however, except as set forth in paragraph (b) below, other dividends received by such Business Taxpayer will be subject to the applicable City Tax, to the extent such Business Taxpayer is otherwise subject to such tax.


                           (a)      The taxing authorities in St. Louis take the
position that all of the assets of a partnership or corporation having its business domicile in St. Louis should be treated as held as part of such entity's ordinary trade or business. Under this position, dividends received on shares of the Missouri Series held by such partnership or corporation, whether or not held for investment purposes, could be subject to the St. Louis Tax. There is no express authority for this position, and a taxpayer could take the position that dividends received by any corporation or partnership that holds shares of the Missouri Series for investment purposes ("Investment Dividends") should not be subject to the St. Louis Tax. Therefore, we specifically refrain from expressing an opinion as to whether Investment Dividends received by a partnership or corporation having its business domicile in St. Louis (to the extent such Investment Dividends are not attributable to interest earned on Missouri Obligations, or on obligations of the United States or its possessions) are subject to St. Louis Tax.

                           (b)      The enabling statutes for the City Tax do
not indicate whether obligations of territories (as opposed to possessions) of the United States are exempt from the City Tax. Therefore, we specifically refrain from expressing an opinion as to whether dividends attributable to interest earned on obligations of territories of the United States are exempt from the City Tax.

                  We have not examined any of the obligations to be acquired by the Missouri Series and express no opinion as to whether such obligations, or the interest thereon, are in fact exempt from any federal or Missouri taxes.

                  This opinion is furnished to you specifically in connection with the Missouri Series and solely for your information and benefit. It may not be relied on by you in any other connection, and it may not be relied on by any other person for any purpose.

                  We do not express an opinion as to any matters governed by the laws of any jurisdiction other than the State of Missouri. No expansion of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter, and we disclaim any responsibility to advise you of any future changes in law or fact that may affect the above opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 14 to the Fund's Registration Statement on Form N-1A and to the reference to our firm in such Registration Statement and the prospectus included therein.

                                            Very truly yours,

                                            /s/ SHOOK, HARDY & BACON P.C.

                                            SHOOK, HARDY & BACON P.C.